Exhibit 15.1

June 28, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16-F of the December 31, 2010 Form 20-F, of Sociedad Química y Minera de Chile S.A. (Commission File No. 033-65728) and are in agreement with the statements contained therein, except that we have no basis to agree or disagree with statements of the registrant contained in the first sentence of Item 16-F, or in the last two paragraphs of Item 16-F.

/s/ Ernst & Young Limitada Santiago, Chile